PARALLEL GENERATION AGREEMENT

                                      BETWEEN

                       GETTY SYNTHETIC FUELS, INC.

                                   AND

                    SOUTHERN CALIFORNIA EDISON COMPANY


                           December 28, 1982


1.     PARTIES

     The Parties to this Agreement are Getty Synthetic Fuels, Inc., a Delaware corporation, hereinafter referred to as "Customer", and Southern California Edison Company, a California corporation, hereinafter referred to as "Edison", individually Party , collectively "Parties".

2.     RECITALS
     2.1 Customer desires to construct, own, Operate and Control a Small Power Production Facility located at Customer's Brea facility. Customer shall use as much of the electrical energy produced by the Generating Facility to serve the electrical requirements of Customer's Facility as is necessary and practicable.
     2.2 Customer desires to Operate its Generating Facility in parallel with Edison's electric system. Customer expects to generate 5625 KW and sell to Edison up to 4900 KW of Capacity and Energy from its Generating Facility in accordance with Section 12.
     2.3     Customer desires 600 KW Standby Demand.
     2.4 Edison desires to purchase Capacity and Energy made available by Customer and deliver to Edison from Customer's Generating Facility. Edison desires that this source of electric power be as reliable as reasonably possible.
     2.5 The Parties desire, by this Agreement, to establish the terms, conditions, and obligations pursuant to which they can accomplish the above desires and needs.
     2.6     Customer's facility is a Qualifying Facility.

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3.     AGREEMENT
     In consideration of the payments and agreements contained in this Agreement, the Parties agree as follows:
4.     DEFINITIONS
     When used with initial capitalizations, whether in the singular or in the plural, the following terms shall have the following meanings:
     4.1 Agreement: This document, including its appendices, as amended from time to time.
     4.2 Capacity: That portion of the Generating Facility electric power producing capability which is dedicated to and purchased by Edison pursuant to Sections 12.2, and 12.4.
     4.3     Commission: The Public Utilities Commission of the State of
California
     4.4 Control: To establish the electrical output of the Generating Facility through dispatching procedures including shutdown and startup.
     4.5 Customer's Facility: The premises and equipment of Customer located at the north end of Valencia Boulevard, Brea, California.
     4.6 Edison Electric System Integrity: Operation of Edison's electric system in a manner which minimizes risks of injury to persons and/or property and enables Edison to provide reliable electric service to its customers.
     4.7 Emergency: A condition or situation which, in Edison's sole judgment, affects Edison's ability to maintain safe and continuous electrical service.

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     4.8     Energy: Kilowatt hours generated by Customer's Generating
Facility which are purchased by Edison at the Point of Interconnection.
     4.9 Firm Operation: The date in `1984 mutually agreed to by the Parties on which the generating unit(s) of Customer's Generating Facility is determined to be a reliable source of Energy and Capacity.
     4.10 Generating Facility: The Generator, together with all protective and other associated equipment and improvements, necessary to produce electrical energy at Customer's Facility excluding associated land, land rights and interests in land.
     4.11 Generator: The generator(s) and associated prime mover(s) which are a part of the Generating Facility.
     4.12 Interconnection Facilities: Those protection, metering, electric line(s), and other facilities required, in the opinion of Edison, to permit an interface between the electric systems of Edison and Customer at the Point of Interconnection in accordance with Edison's Interconnection Standards (Rule No. 21) as filed with the Commission.
     4.13 Interconnection Facilities Contract: That document which is attached hereto as Appendix A and by this reference is incorporated herein.
     4.14 Operate: To provide the engineering, purchasing, repair, supervision, training, inspection, testing, protection, operating, use, management, replacement, retirement, reconstruction, and maintenance of and for the Generating Facility and Interconnection Facilities in accordance with applicable California utility standards and good engineering practices.

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     4.15     Operating Representatives: Individual(s) appointed by each party for the purpose of securing effective cooperation and interchange of information between the Parties in connection with administration and technical matters related to this Agreement.
     4.16 Point of Interconnection: The point where Edison's electrical conductors connect with the Customer's electrical conductors and where transfer of electrical energy between Edison and Customer takes place.
     4.17 Project: The Generating Facility, Interconnection Facilities and metering equipment required to permit operation of Customer's Generator in parallel with Edison's electric system.
     4.18 Protective Apparatus: That equipment and apparatus installed by Customer and/or Edison pursuant to Section 7 and Section 10.
     4.19 Qualifying Facility: Cogeneration or Small Power Production Facility which meets the criteria as defined in Title 18, Code of Federation Regulations (CFR), Section 292.201 through 292.207 as provided on March 20, 1980 and as may be amended.
     4.20 Small Power Production Facility: The facilities and equipment which use biomass, waste or renewable resources, including wind, solar and water to produce electrical energy as defined in Title 18, Code of Federal Regulations (CFR), Section 292.201 through 292.207, as provided on March 20, 1980 and as may be amended.

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     4.21     Standby Demand: Customer's electrical load requirement that
Edison is expected to serve when Customer's Generating Facility is not available.
     4.22 Tariff Schedule No. TOU-8: Edison's time-of-use tariff for electric service exceeding 500 KW, as now in effect or as may hereafter be authorized by the Commission to be revised.
     4.23 Time Periods: The on-peak, mid-peak, off-peak hours as defined in Edison's Tariff Schedule No. TOU-8.
     4.24 Uncontrollable Forces: Any occurrence beyond the control of a Party which would cause that Party to be unable to perform its obligations hereunder and which the Party has been unable to overcome by the exercise of due diligence, including, but not limited to, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, act or inaction of government or other proper authority, restraint by court order or public authority, and action or nonaction by or inability to obtain the necessary authorizations or approvals from any governmental agency or authority, fuel supply or material shortage, or failure, threat of failure or sabotage of facilities, which have been maintained in accordance with good engineering and operating practices.
5.     TERM AND TERMINATION
     5.1 This Agreement, once executed by the Parties, shall become effective as provided by the terms of Section 18 and shall remain in effect unless terminated pursuant to any of the following:

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          5.1.1     Upon not less than five (5) years prior written
notification by either Party to the other Party and which notification shall not be given prior to the expiration of fifteen (15) years from the date of Firm Operation of the last generating unit.
          5.1.2 If Qualifying Facility status is not maintained, Edison shall have the right to terminate this Agreement.
          5.1.3 If Customer fails to obtain and maintain necessary government authorization(s) and permit(s) pursuant to Sections 7 and 10. Edison'shall have the right to terminate this Agreement.
          5.1.4 Performance of the Parties obligations under the Agreement may require the consent and cooperation of a third party including those having an interest in the land on which the Project is located. Customer shall negotiate all agreements required for said performance and provide copies of the agreements to Edison on Edison's request. If all agreements which in the view of both Parties are necessary to effect the aforementioned performance of obligations have not been executed or substantially agreed upon in writing by December 31, 1983, either Party shall have the right to terminate this Agreement. However, such termination shall not terminate Customer's liability for the payment of costs of Interconnection Facilities as provided in the Interconnection Facilities Contract.
6.     OWNERSHIP AND CONTROL OF GENERATING FACILITY
     6.1     The Generating Facility shall be owned by Customer.

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     6.2     Customer shall Control the Generating Facility except that
Customer shall, at any time if requested by Edison to facilitate maintenance of Edison facilities, during periods of Emergency, or to maintain Edison Electric System Integrity, (i) disconnect the Generator from the Edison electric system, or (ii) reduce the electrical output of the Generator to the level of the Customer's total electrical requirement.
          6.2.1 Each Party shall endeavor to correct, within a reasonable period, the conditions on its system which necessitated the disconnect obligation or reduction of output.
          6.2.2 The disconnect obligation or reduction of electrical output shall be limited to the period of time such a condition exists.
7.     DESIGN AND CONSTRUCTION OF GENERATING FACILITY
     7.1 Customer, at no cost to Edison, shall acquire all permits and approvals, and complete or have completed all environmental impact studies necessary for the construction, operation, and maintenance of the Project.
     7.2 Edison shall have the right to review the electrical drawings pertaining to the design of the Generating Facility. Such review shall be done in a timely manner and may include, but not be limited to, the Generator, governor, excitation system, synchronizing equipment, protective relays and neutral grounding.
     7.3 Edison shall have the right to require reasonable modifications to the design as it deems necessary for proper and safe operation of the Project in accordance with California utility standards and good engineering practices when in parallel with

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the Edison electric system.  If Customer does not agree to such modifications, the differences between the Parties shall be resolved pursuant to Section 19 prior to design approval.
     7.4 Customer shall furnish, install, operate and maintain in good order and repair and without cost to Edison, the relays, meters, power circuit breakers, synchronizer and other control and Customer Protective Apparatus as shall be agreed to by the Parties as being necessary for proper and safe operation of the Project in parallel with Edison's electric system.
     7.5 Future changes on the Edison electric system and/or Customer's system may require modification of the design of Customer's Generating Facility or the Point of Interconnection. Any such modification, whether proposed by Edison or Customer, shall be subject to the provisions of this
Section 7.
     7.6 Edison shall have the right to monitor the construction, start-up, operation, and maintenance of the Project and have the right to consult with and make recommendations to Customer.
     7.7 Edison shall have the right to review the construction schedule. Customer shall notify Edison of changes in this schedule which affect the Firm Operation when such change is determined.
8.     OPERATION OF GENERATING FACILITY
     Customer shall Operate the Generating Facility, Subject to the following provisions:

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     8.1     Customer shall not commence initial parallel operation of the
Generating Facility until written authorization has been given by Edison. Edison shall not unreasonably withhold such authorization.
     8.2 Customer shall notify Edison at least fourteen (14) calendar days prior to: (1) the initial testing of Customer's Protective Apparatus,
(2) the initial energizing of the Point of Interconnection, and (3) the initial parallel operation of each of the Generators. Edison shall have the right to have a representative present at such times.
     8.3 The Generating Facility and Customer Protective Apparatus shall be operated and maintained in accordance with applicable California utility industry standards and good engineering practices with respect to synchronizing, voltage and reactive power control.
     8.4 The Generating Facility shall be operated with all of Customer's Protective Apparatus in service whenever the Generator is connected to or is operated in parallel with the Edison electric system. Any deviation for brief periods of emergency or maintenance shall only be by mutual agreement.
     8.5 Each Party shall use its best efforts to keep the other Party's Operating Representative informed as to the operating schedule of their respective facilities affecting each other's operation hereunder, including any reduction in Capacity availability related to this Agreement. In addition, Customer shall provide Edison with reasonable advance notice regarding its scheduled outages including any reduction in Capacity availability. Reasonable advance notice is as follows:

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               SCHEDULED OUTAGE             ADVANCE NOTICE
               EXPECTED DURATION                TO EDISON

               Less than one day                 24 Hours
               One day or more
               (except major overhaul)             1 Week
               Major overhaul                    6 Months
          Customer shall inform Edison's Operating Representative of any unscheduled outage relative to this Agreement as soon as practicable after the outage begins.
     8.6 Notification by Customer of outage and reduction of Capacity date(s) and duration should be directed to the Edison switching center by telephone:
               Olinda Substation
               Station Chief
               Telephone No.  (714) 529-3557
     8.7 Customer shall deliver electricity to Edison at a nominal 4160 volts.
     8.8 Customer shall perform routine maintenance during Edison's off-peak Time Period.
     8.9 Customer shall make all reasonable efforts to schedule outages of the Generating Facility during Edison's off-peak Time Period and coordinate planned outages with Edison.
     8.10 Customer shall maintain an operating log at Customer's Facility with records of: real and reactive power production, changes in operating status, outages, Protective Apparatus operations and any unusual conditions found during

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inspections.  In addition, Customer shall maintain records applicable to the Generating Facility, including the electrical characteristics of the Generator and settings or adjustments of the Generator control equipment and protective devices. Such information shall be available to Edison upon request and copies of such operating log and records shall be provided, if requested, to Edison within thirty (30) days of Edison's request.
     8.11 If, at any time, Edison has reason to doubt the integrity of any of Customer's Protective Apparatus and believes that such loss of integrity would be hazardous to the Edison Electric System Integrity, Customer shall demonstrate, to Edison's satisfaction, the correct calibration and operation of the equipment in question.
     8.12     Customer shall test all protective devices specified in
Section 7.4 with qualified personnel at intervals not to exceed four (4) years.
     8.13 Customer shall, to the extent possible, provide reactive power for its own requirements and where applicable the reactive power losses of interfacing transformers. Customer shall not deliver excess reactive power to Edison unless otherwise agreed to by the Parties.
9.     METERING
     9.1 Edison shall provide, own and maintain, at Customer's expense, all necessary meters and associated equipment for the project in accordance with Rule No. 21 as filed with the Commission. A description of the metering equipment to be installed and the estimated cost of such equipment shall be incorporated in and be subject to the provisions of the Interconnection Facilities Contract.

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     9.2     Edison's meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or adjusted by Edison. Customer shall be given reasonable notice of testing and have the right to have its representative present on such occasions.
     9.3 Edison's meters installed pursuant to this agreement shall be tested by Edison, at Edison's expense, at least once each year and at any reasonable time upon request by either Party, at the requesting Party's expense. If Customer makes such request, Customer shall reimburse said expense to Edison within thirty (30) days after presentation of a bill therefor.
     9.4 Metering equipment found to be inaccurate shall be repaired, adjusted, or replaced by Edison such that the metering accuracy of said equipment shall be within two percent (2%). If metering equipment inaccuracy exceeds two percent (2%), the correct amount of Energy delivered during the period of said inaccuracy shall be estimated and payment adjusted as agreed to by the Parties.
10.     INTERCONNECTION FACILITIES
     10.1 Customer, at no cost to Edison, shall acquire all permits and approvals, and complete or have completed all environmental impact studies necessary for construction, operation and maintenance of the Interconnection Facilities.
     10.2 Edison shall design, purchase, construct, own, operate, and maintain all Interconnection Facilities. Payment for the Interconnection Facilities shall be made by Customer in accordance with the provisions of the Interconnection Facilities Contract which shall be executed by the Parties concurrent with this

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Agreement.  A description of the equipment to be installed and the estimated cost of such equipment shall be included in the Interconnection Facilities Contract and provided for Customer's review and approval prior to the execution of said contract by the Parties.
     10.3 Edison may make changes in the design, installation, operation and maintenance of the Interconnection Facilities which Edison determines necessary to effect the provisions of this Agreement.
11.     DISCLAIMER
     Any review by Edison of the design, construction, operation, or maintenance of the Project is solely for the benefit of Edison. By making such review, Edison makes no representation as to the economic and technical feasibility, operational capability, or reliability of the Project. Customer shall in no way represent to any third party that any such review by Edison of the Project, including but not limited to, any review of the design, construction, operation, or maintenance of the Project by Edison is a representation by Edison as to the economic and technical feasibility, operational capability, or reliability of said facilities. Customer is solely responsible for economic and technical feasibility, operational capability, or reliability thereof. Edison shall not be liable to Customer for, and Customer shall defend and indemnify Edison from, any claim, cost, loss, damage, or liability arising from any contrary representation concerning the effect of Edison's review of the Project.

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12.     POWER PURCHASE
     12.1 Customer hereby agrees to sell to Edison and Edison hereby agrees to purchase from Customer the Energy delivered by Customer to Edison hereunder. Customer shall notify Edison of the initial date of delivery of Energy in accordance with the provisions of Section 8.2 herein. The Energy shall be paid for by Edison pursuant to the terms and conditions in Appendix B. Estimated maximum annual delivery is 42,924,000 kwh.
     12.2 Customer hereby agrees to sell to Edison and Edison hereby agrees to purchase from Customer the Capacity provided to Edison pursuant to the terms and conditions of this Agreement. The Capacity shall be provided pursuant to the following schedule or as adjusted pursuant to Sections 12.3 and 12.4. Capacity shall be paid for pursuant to the provisions of Appendix C except that Edison shall make no payment for Capacity provided prior to Firm Operation.
                    Effective Date               Capacity
               At Time of Firm Operation                    ____ KW

               12 Months After Firm Operation               4900 KW

     12.3 Customer shall notify Edison of the date of Firm Operation for each generating unit at least six (6) months in advance of such date. Customer shall demonstrate, pursuant to Section 13.5, the ability to provide Edison with Capacity within three (3) months following Firm Operation of each generating unit. If Customer fails to provide Capacity, a new Capacity shall be established by written agreement of the Parties.

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     12.4     During the term of this Agreement, Customer shall have a one-
time option to reduce the level of Capacity by no more than 980 KW. If Customer exercises this option:
          12.4.1 Customer shall give written notification of such election to Edison at least five (5) years prior to the effective date of the change in Capacity.
          12.4.2 Customer shall reimburse Edison for Capacity payments which Customer did not earn due to Customer's election to reduce Capacity pursuant to Section 12.4.1. Such reimbursement by Customer for Capacity payments received shall be made in accordance with Section 12.7.
     12.5 If Customer's Time Period Capacity Factor, as calculated pursuant to Appendix C., is less than 0.51 for either (1) three consecutive billing periods, or (2) four billing periods within a year, Edison shall have the right to terminate this Agreement upon 120 days written notice to Customer. No Capacity payment shall be made during such 120 day period except for any monthly billing period in which the Time Period Capacity Factor is determined to be 1.0. If the Time Period Capacity Factor equals
1.0 for two monthly billing periods during such 120 day period and Customer performs a demonstration of availability pursuant to Section 13.5, Edison's notice shall not be effective for termination of this Agreement.
     12.6 If this Agreement is terminated prior to the expiration of twenty (20) years following the date of Firm Operation of the last generating unit, Customer shall reimburse Edison for the Capacity payments which Customer did not earn

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because of early termination.  Such reimbursement for Capacity payments received by Customer under this Agreement shall be in accordance with the following formula: [(1 - (x/n)] times the total amount of Capacity payments paid, where "x" is the number of completed years of service from the date of Firm Operation of the last generating unit, and "n" equals twenty (20). Customer shall make such reimbursement to Edison within thirty (30) days after presentation of a bill therefore.
     12.7 If Customer elects to reduce the level of Capacity pursuant to Section 12.4, Customer shall reimburse Edison for the Capacity payment which Customer did not earn because of such reduction. Such reimbursement for Capacity payments received by Customer under this Agreement shall be in accordance with the following formula: [(1 - (x/n)] times the total amount of Capacity payments made for that amount of reduction in Capacity resulting from Customer's election to reduce Capacity pursuant to Section
12.4 herein, where "x" is the number of completed years of service from the date of Firm Operation of the last generating unit to the date of the reduction in Capacity and "n" equals twenty (20). Customer shall make such reimbursement to Edison within thirty (30) days after presentation of a bill therefor.
     12.8 Prior to Firm Operation, Customer shall provide evidence, to Edison's satisfaction, of Customer's financial ability to comply with its obligations pursuant to Section 12.6 and 12.7.

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13.     AVAILABILITY
     13.1 Customer shall make all reasonable effort to maintain operation of the Generating Facility during the on-peak and mid-peak Time Periods.
     13.2 Capacity Request: At Edison's request Customer shall, within 30 minutes of such request, make all reasonable effort to deliver Energy at an average rate of delivery at least equivalent to Capacity during periods of Emergency. In the event that Customer has previously scheduled an outage coincident with an Emergency, Customer shall make all reasonable efforts to reschedule the outage. The notification periods listed in
Section 8 shall be waived by Edison if Customer reschedules an outage pursuant to this Section 13.
     13.3 Failure to Comply: Failure of Customer to provide Energy at an average rate of delivery at least equivalent to Capacity in accordance with the provisions of Section 13.2 during such period of Emergency when first requested by Edison, following the date of Firm Operation, shall not result in a reduction of Capacity payments as provided for in Appendix C. However, after said initial request by Edison, whether or not said request has been complied with by Customer, any failure by Customer to comply with a subsequent request by Edison shall result in a reduction of Capacity payments pursuant to Appendix C.
     13.4 Periodic Demonstration: Whether or not Customer has failed to respond to an Edison request for delivery of Energy at a rate equivalent to Capacity, Edison shall have the right to require a demonstration of the availability of the Generating Facility at least once per year in a manner as provided in Section 13.5.

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If Customer fails a demonstration, Customer shall perform additional demonstration(s) until Capacity is provided pursuant to Section 13.5. Demonstrations pursuant to Section 13.5 shall be performed at Customer's expense.
     13.5 Demonstration of Availability: Customer shall demonstrate the availability of Capacity by increasing the power output from a level not higher than one-half the Capacity of the Generating Facility to full Capacity. Customer's Generating Facility must provide full Capacity within 30 minutes of the start of the demonstration and maintain an average Capacity during the next 72 hour time period. Customer may request demonstrations to satisfy the Availability Factor requirement pursuant to Paragraph B.5, Appendix C. Such demonstration shall be conducted at a time and under procedures mutually agreed upon by the Parties.
14.     BILLING
     14.1 Electric service shall be provided in accordance with Edison's Tariff Schedule No. SCG-1 as now in effect or as may hereafter be authorized by the Commission.
          14.1.1 The Standby Demand for calculation of the standby charge in SCG-1 shall be 600 KW.
          14.1.2 The Generating Facility capacity rating for the determination of standby waiver qualifications under Tariff Schedule No. SCG-1 shall be 5625 KW.
     14.2 Charges associated with the Interconnection Facilities shall be billed pursuant to the Interconnection Facilities Contract.

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15.     PROPERTY AND LAND RIGHTS
     15.1 Edison shall, as it deems necessary, build only those electric lines, facilities and other equipment, both overhead and underground, on and off Customer's Facility, for the purpose of effecting the arrangements contemplated in this Agreement. The physical location of such electrical line, facilities and other equipment on Customer's Facility shall be determined by agreement of the Parties. Such electrical lines, facilities and other equipment shall be included in the Interconnection Facilities Contract.
     15.2 Customer shall reimburse Edison for the cost of acquiring any property rights off Customer's Facility which are reasonably required by Edison to meet its obligations to Customer under this Agreement.
     15.3 Customer shall grant to Edison, without cost to Edison, and by a mutually acceptable instrument of conveyance, the following with respect to property under the control of Customer:
          15.3.1 Rights of way, easements and other property interests necessary to construct, reconstruct, use, maintain, alter, add to, enlarge, repair, replace, inspect and remove, at any time, the electric lines, facilities and other equipment, both overhead and underground, which are required by Edison to effect the arrangements contemplated in this Agreement.
          15.3.2 The rights of ingress and egress at all reasonable times necessary for Edison to perform the activities contemplated in this Agreement.

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     15.4     The electric lines, facilities, and other equipment referred to in this Section 15 installed by Edison on and off Customer's Facility shall be and remain the property of Edison.
     15.5 Edison shall have no obligation to Customer for any delay or cancellation of this Project due to inability to acquire a satisfactory right of way. Edison shall, however, use its best efforts to obtain such rights of way.

16.     LIABILITY
     16.1 Each party (First Party) releases the other Party (Second Party), its directors, officers, employees and agents from any loss, damage, claim, cost, charge, or expense of any kind or nature (including any direct, indirect or consequential loss, damage, claim, cost, charge, or expense) including Attorney's fees and other cost of litigation incurred by the First Party in connection with damage to property of the First party caused by or arising out of the Second Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge, or expense is caused by the negligence of Second Party, its directors, officers, employees, agents, or any person or entity whose negligence would be imputed to Second Party.
     16.2 Each party shall indemnify and hold harmless, the other Party, its directors, officers and employees or agents from and against any loss, damage, claim,

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cost, charge, (including direct, indirect or consequential loss, damage, claim, cost, charge, or expense), including attorney's fees and other costs of litigation incurred by the other Party in connection with the injury to or death of any person or damage to property of a third party arising out of the indemnifying Party's construction, engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use, or ownership of its facilities, to the extent that such loss, damage, claim, cost, charge or expense is caused by the negligence of the indemnifying Party, its directors, officers, employees, agents, or any person or entity whose negligence would be imputed to the indemnifying Party; provided, however, that each Party shall be solely responsible for and shall bear all cost of claims brought by its contractors or its own employees and shall indemnify and hold harmless the other Party for any such costs including costs arising out of any workers compensation law.
     16.3 The provisions of this Section 16 shall not be construed so as to relive any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.
17.     INSURANCE
     17.1 During the term of this Agreement, the Parties shall obtain and maintain in force as hereinafter provided comprehensive general liability insurance, including contractual liability coverage, with a combined single limit of not less

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than $5,000,000 each occurrence; however, the Parties reserve the option to self-insure to meet the requirements of this Section.
     17.2 Prior to the date Customer's Generating Facility is first operated in parallel with Edison's electric system, each Party shall (i) furnish certificate of insurance to the other Party, which certificate shall provide that such insurance shall not be terminated nor expire except on thirty (30) days prior written notice to the other Party, and (ii) maintain such insurance in effect for so long as this Agreement remains in effect.
     17.3     If one Party fails to comply with the provisions of this
Section 17, such Party shall, at its own cost, defend, indemnify, and hold harmless the other Party, its directors, officers, employees, agents, assigns, and successors in interest from and against any and all loss, damage, claim, cost, charge, or expense of any kind of nature (including direct, indirect or consequential loss, damage, claim, cost, charge or expense, including attorney's fees and other costs of litigation) resulting from the death or injury to any person or damage to any property, including the personnel and property of the other Party, to the extent that the other Party would have been protected had such Party complied with all of the provisions of this Section 17.
18.     REGULATORY AUTHORITY
     18.1 This Agreement shall be effective on the date of execution if Edison determines that the terms of this Agreement are consistent with Commission approval guidelines. However, if Edison does not make the above determination, this

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Agreement shall not become effective until approved by the Commission.
Edison shall notify Customer in writing of Edison's decision regarding the filing for Commission approval within ninety (90) days of execution of this Agreement.
     18.2 Should Edison elect to file for Commission approval, Edison shall so file as soon as reasonably practicable after Edison decides to file, and provide Customer with a copy of the application for approval concurrently with Edison's filing with the Commission.
19.     DISPUTES
     19.1 Any dispute arising between the Parties relating to interpretation of the provisions of this Agreement or to performance of the Parties hereunder shall be reduced to writing stating the complaint and proposed solution and submitted by the disputing Party to the other Party's representative who is responsible for administration of this Agreement and whose interpretation and decision thereon shall be incorporated into a written document which shall specify the other Party's position and that it is the final decision of such representative and a copy of such document shall be furnished to the disputing Party's representative within ten (10) days following the receipt of the disputing Party's written complaint.
     19.2     The decision of the other Party's representative pursuant to
Section 19.1 shall be final and conclusive within thirty (30) days from the date of receipt of such copy by the disputing Party, unless, within such thirty (30) day period the disputing Party furnishes a written appeal to the other Party's representative delivered pursuant to Section 20.
          19.2.1 Following receipt of such appeal, a joint hearing shall be held within fifteen (15) days of said appeal, at which time the Parties shall each be afforded an opportunity to present evidence in support of their respective positions.
          19.2.2 Such joint hearing shall be conducted by one authorized representative of Customer and one authorized representative of Edison which representative may be assisted by other persons deemed necessary by either Party. Pending final decision of a dispute hereunder, the Parties shall proceed diligently with the performance of their obligations under this Agreement.
     19.3 The final decision by the Parties authorized representatives shall be made within fifteen (15) days after presentation of all evidence affecting the dispute, and shall be reduced to writing. The decision shall be final and conclusive.
     19.4 If the authorized representatives fail to reach a final decision within the fifteen (15) day period, any remedies which are provided by law may be pursued.
20.     NOTICES
     Except as otherwise specifically provided herein, any notice from one Party to the other, shall be given in writing and shall be deemed to be given as of the date the same is enclosed in a sealed envelope, addressed to the other by certified first class mail, postage prepaid, and deposited in the United States Mail. For the purposes of this Section 20, such notices shall be mailed to the following respective addresses or to such others as may be hereafter designated by either Party:
          Southern California Edison Company
          Post Office Box 800
          Rosemead, California  91770
          Attention:  Secretary

          Getty Synthetic Fuels, Inc.
          2750 Signal Parkway
          P.O. Box 9900
          Long Beach, CA  90801
          Attention:  Senior Vice President
21.     NON-DEDICATION OF FACILITIES
     Neither Party, by this Agreement, dedicates any part of its facilities involved in this Project to the public or to the service provided under this Agreement, and such service shall cease upon termination of this Agreement.
22.     AMENDMENT
     If at any time during the term of this Agreement a change in circumstances not anticipated at the time this Agreement was executed significantly alters the rights or obligations of either Party, the terms of this Agreement which are directly affected by the change may be renegotiated in good faith by both Parties. However, Edison shall have the right to submit such change to the Commission for approval before the changes become effective and, in such event, Commission approval shall be a condition precedent to such change becoming effective unless such condition is waived by Edison by a written instrument.
23.     PREVIOUS COMMUNICATIONS

     This Agreement contains the entire agreement and understanding between the Parties, their agents and employees as to the subject matter of this Agreement, and merges and supersedes all prior agreements, commitments, representations and discussions between the Parties.
24.     NON-WAIVER
     None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.
25.     SUCCESSORS & ASSIGNS
     This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. No assignment of this Agreement, or any part thereof, by either Party shall be valid unless approved in advance by the other Party and until the obligations of the assigning Party so assigned have been assumed in writing by the assignee. Such approval shall not be unreasonably withheld.
26.     NO THIRD PARTY BENEFICIARIES
     Except as otherwise specifically provided in this Agreement, the Parties do not intend to create rights in, or grant remedies to, any third party as a beneficiary of this Agreement or of any duty, covenant, obligation or understanding established under this Agreement.

27.     EFFECT OF SECTION HEADINGS
     Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.
28.     GOVERNING LAW
     This Agreement shall be interpreted, governed and construed under the laws of the State of California or the United States as applicable as if executed and to be performed wholly within the State of California.
29.     UNCONTROLLABLE FORCES
     Neither Party shall be considered to be in default in the performance of any of its obligations hereunder (other than an obligation to pay money) when a failure of performance is due to Uncontrollable Forces. Nothing contained herein shall be construed as requiring a Party to settle any strike or labor dispute in which it may be involved.
30.     DUPLICATE ORIGINALS
     This Agreement is executed in two counterparts, each of which shall be deemed an original. The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of this 31st day of December, 1982.

GETTY SYNTHETIC FUELS, INC.

By: /s/ Robert H. Collins, III
     Robert H. Collins, III
     President

SOUTHERN CALIFORNIA EDISON COMPANY

By: /s/ G. J. Bjorklund
     G. J. Bjorklund
     Vice President


     APPENDIX B

     ENERGY PURCHASE PROVISIONS

A.     PURCHASE OF ENERGY
     Customer agrees to sell to Edison, and Edison agrees to purchase from Customer, the Energy produced by Customer Project and delivered to Edison. The monthly Energy payment shall be calculated pursuant to the provisions of this Appendix B.
B.     DEFINITIONS
     B.1 Avoided Fuels: Fuel or fuels that Edison would have otherwise used if it had not made purchases of Energy from Customer, but instead generated an equivalent amount of energy itself.
     B.2 Discount Factor: This shall be 1.0 for the first five (5) years from the date of initial Energy delivered pursuant to Section 12.1. For the balance of the term of this Agreement, the discount factor shall be 0.87.
     B.3 Edison's Average Boiler Fuel Oil Cost: The average purchase cost shall be determined by averaging Edison's cost in dollars per million Btu's for the boiler fuel oil purchased during the previous three (3) month period.
     B.4 Edison's Average Natural Gas Cost: The average purchase cost shall be determined by averaging Edison's cost in dollars per million Btu's for the natural gas purchased during the previous three (3) month period.
     B.5 Energy: Net kilowatthours generated by Customer's Generating Facility which are purchased by Edison at the Point of Interconnection.

     B.6 Heat Rate: The average value, expressed in Btu's per net kWh, calculated for the Avoided Fuel during each Time Period.
     B.7 kWh's Delivered to Edison: The metered value of Energy transmitted to Edison by Customer during each Time Period.
     B.8 System Average Cost: Edison's cost for power as reported to the Commission and determined by dividing Edison's recorded costs of fuel used and purchased power for each calendar month by energy generated by Edison (in kWh) during said month, with adjustment for losses incurred by the transmission of electric energy from the generation source to the load.
     B.9 Transmission Factor: The average value calculated and filed with the Commission to compensate (Customer) for losses incurred by the transmission of electric energy from the generation source to the load.
C.     ENERGY PAYMENT
     The monthly Energy payment shall be the sum of the payments for the on-peak, mid- peak and off-peak Time Periods as calculated pursuant to Paragraphs C.1 and C.2.
     C.1     The monthly Energy payment shall be calculated as follows:
               MONTHLY ENERGY PAYMENT =
                         On-Peak Period Energy Payment
                    +      Mid-Peak Period Energy Payment
                    -      Off-Peak Period Energy Payment
     C.2     Energy Payment Calculation

          The Time Period Energy payment shall be based on Edison's Average Boiler Fuel Oil Cost and/or Edison's Average Natural Gas Cost during hours when boiler fuel oil and/or natural gas is avoided. If a fuel other than boiler fuel oil or natural gas is avoided, the Time Period Energy Payment shall be based on Edison's System Average Cost.
          TIME PERIOD ENERGY PAYMENT =
          [(kWh's Delivered to Edison by Time Period)
          x       (Hours Boiler Fuel Oil is Avoided by Time Period)
               Time Period Hours)*
          x       (Discount Factor)
          x       (Edison's Boiler Fuel Oil Heat Rate by Time Period)
          x       (Edison's Average Boiler Fuel Oil Cost)
          x       (Transmission Loss Factor by Time Period)]
                              +
          x       [(kWh's Delivered to Edison by Time Period)
          x       (Hours Natural Gas is Avoided by Time Period)
               Time Period Hours)*

          x       (Discount Factor)
          x       (Edison's Natural Gas Heat Rate by Time Period)
          x       (Edison's Average Natural Gas Cost)
          x       (Transmission Loss Factor by Time Period)]
     +
               [(kWh's Delivered to Edison by Time Period)
          x       (Hours other Fuel(s) is Avoided, by Time Period)
     (Time Period Hours)*

          x       (Edison's System Average Cost)]
          *Time Period Hours are defined in Edison's Tariff Schedule TOU-8.
     C.3 If the monthly Energy payment in Paragraph C.1 for any monthly billing period would result in an average payment which is less than 5.8>/kWh, then the Energy payment shall be based on 5.8>/kWh for those kWh's delivered to Edison.

     APPENDIX C
     CAPACITY PAYMENT PROVISIONS
A.     PURCHASE OF CAPACITY:
     Customer agrees to sell to Edison and Edison agrees to purchase from Customer Capacity provided to Edison. The Capacity payment shall be calculated pursuant to the provisions of this Appendix.
B.     DEFINITIONS:
     B.1 Annual Capacity Payment is based on Edison's published Annual Capacity Payment Schedule for Firm Power Purchase as filed with and approved by the Commission. This payment shall be $133/kW-year for a minimum term of twenty (20) years commencing in 1984.
     B.2 Conversions to Monthly Time Period Payments convert the Annual Capacity Payment to a monthly Time Period payment and weighs the value of Capacity based on seasonal periods. These factors are adjusted periodically to reflect the value of Capacity delivered during each season and Time Period. The adjustment does not alter the total value of the Annual Capacity Payment.
     B.3     Time Period Capacity Factor shall be calculated as follows:
          TIME PERIOD CAPACITY FACTOR (cannot exceed 1) = kWh purchased by Edison

               (Capacity expressed in kW) x (No. of hours)*
          *See Credits provided in Paragraph B.3.1.

          B.3.1 "No. of hours" refers to the total number of hours in each Time Period in a specific monthly billing period less the following adjustments: (a) Up to a maximum of 480 hours per year due to the Generating Facility scheduled maintenance pursuant to Section 8 and the disconnection from the Edison electric system pursuant to Section 6, during the Time Period in which it occurs, and (b) up to an additional 1080 consecutive hours for major overhauls at a frequency no more than once every three years.
          B.3.2 In the event the number of hours in the aforementioned adjustments equal the number of hours in the Time Period, the Period Capacity Factor shall be 1.0.
     B.4 Hurdle Factor shall be 1 if the Period Capacity Factor calculation is greater than 0.51. If the Period Capacity Factor is less than 0.51, the Hurdle Factor shall be 0.5.
     B.5 Availability Factor shall equal 1 unless Customer fails to respond to Capacity request pursuant to Section 13.2. If Customer fails to respond, the Availability Factor shall be 0.5 for either (a) the six (6) months following said request and until Customer demonstrates the ability to deliver Capacity pursuant to Section 13.5, or (b) until Customer complies with a subsequent Emergency request. If Customer fails to comply with a subsequent Edison Emergency request during an existing six (6) month period, the reduced Availability Factor shall continue for six (6) months following said latest failure, subject to the terms and conditions of the preceding sentence. In all cases the reduced Availability

Factor shall apply for the month(s) that Customer failed to respond to a Capacity request. If Customer has notified Edison of a scheduled outage or reduction of Capacity availability pursuant to Section 8.5, the reduced Availability Factor shall not apply.
C.     CAPACITY PAYMENT
     Capacity shall be calculated as the sum of the on-peak, mid-peak and off-peak period Capacity payments.
     C.1     The monthly Capacity payment shall be calculated as follows:
          MONTHLY CAPACITY PAYMENT =
                    On-Peak Period Capacity Payment
               +     Mid-Peak Period Capacity Payment
               +      Off-Peak Period Capacity Payment
     C.2     The Time Period Capacity payments shall be calculated as
follows:
          CAPACITY PAYMENT =
                    (Annual Capacity Payment)
               x     (Conversion to Monthly Time Period Payment)
               x     (Capacity)
               x     (Time Period Capacity Factor)
               x     (Hurdle Factor by Time Period)
               x     (Availability Factor)
D.     EXAMPLE

     For example, as of December 1982, the summer monthly Capacity payment would be calculated as the sum of the following Time Period Capacity payments:
          SUMMER:
               On-Peak  =     $133  x  .13125  x  4900  kW  x  0.9  x  1  x
1
               Mid-Peak =     $133  x  .00267  x  4900  kW  x  0.9  x  1  x
1
               Off-Peak  =     $133  x  .00000  x  4900  kW  x  0.9  x  1
x  1
     NOTE:      The above example assumes Hurdle, Availability Factors of 1 and Period Capacity Factors of 0.9.

     APPENDIX D
     PROCEDURE FOR ENERGY AND CAPACITY PAYMENT
The method by which Customer is paid for Energy and Capacity is based on the following:
1. Edison shall determine from monthly meter readings the Energy and Capacity purchased by Edison during the various Time Periods for the preceding monthly billing period.
2. Edison shall calculate the amount owed Customer for Energy and Capacity purchased in accordance with Appendix B and Appendix C.
3. If the monthly billing period involves portions of two different published Energy payment schedule periods, the monthly Energy payment shall be prorated on the basis of the percentage of days at each price.
4. Within twenty (20) days following each monthly meter reading Edison shall request a cash voucher in order to initiate payment to Customer and mail a statement to Customer indicating the amount of Energy and Capacity purchased during the billing period and the amount to be paid. If within thirty (30) days of receipt of the statement, Customer does not report, in writing, to Edison of an error, then the payment will be considered correct and complete.
5. Edison shall prepare and mail check to Customer within ten (10) days of mailing of the statement.

     APPENDIX E
     APPLICABLE TARIFF SCHEDULE(S) NO. TOU-8,
     SCG-1, AND RULE NO. 21


SOUTHERN CALIFORNIA EDISON COMPANY         Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue    Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770
     Schedule No. TOU-8

     GENERAL SERVICE--LARGE

APPLICABILITY

     Applicable to general service, including lighting and power.

     This schedule is mandatory for all customers whose monthly maximum demand extends 500 KW for any three months during the preceding 12 months. Any customer whose monthly maximum demand has fallen below 450 KW for 12 consecutive months may elect to take service on any other applicable schedule.

TERRITORY

     Within the entire territory served, excluding Santa Catalina Island

RATES
                                                                Per Meter
                                                                Per Month
     Customer Charge                                            $550.00
     Demand Charge (to be added to Customer Charge):
       All KW of on-peak billing demand, per KW                    5.05
       Plus all KW of mid-peak billing demand, per KW              0.65
       Plus all KW of off-peak billing demand, per KW         No Charge
          (Subject o Minimum Demand Charge.
              See Special Condition No. 6)

     Energy Charge (to be added to Demand Charge):
       All on-peak kWh, per kWh                                   1.256
       Plus all mid-peak kWh                                      0.919
       Plus all off-peak kWh, per kWh                             0.583

SPECIAL CONDITIONS

     1.     Voltage:  Service will be supplied at the standard voltage
     2.     Off-peak:  1:00pm to 7:00pm summer weekday - except holidays
                       5:00pm to 10:00pm winter weekday - except holidays
            Mid-peak:  9:00am to 1:00pm and 7:00pm to 11:00pm summer
                           weekday - except holidays
                       8:00am to 5:00pm winter weekday - except holidays
            Off-peak:  All other hours
                    Off-peak holidays are New Year's Day, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, and Christmas

When any holiday listed above fall on Sunday, the following Monday will be recognized as off-peak period. No changes in off-peak period will be made for holidays falling on Saturday.

The summer season shall commence at 12:01 am on the last Sunday in April and continue until 12:01 am of the last Sunday in October of each year.
The winter season shall commence at 12:01 am on the last Sunday in October of each year and continue until 12:01 am of the last Sunday in April of the following year.







     (Continued)




Advice Letter No. 596-E   Edward A. Myers Jr.  Date Filed:  August 27, 1982
                                            Effective:  September 26, 1982

SOUTHERN CALIFORNIA EDISON COMPANY        Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue    Cancelling     Revised Cal. PUC Sheet No.____
Rosemead, California  91770

     Schedule No. TOU-8

     GENERAL SERVICE--LARGE

     (Continued)

SPECIAL CONDITIONS (Continued)

     3. Maximum Demand: Maximum demands shall be established for the on-peak, mid-peak, and off-peak periods. The maximum demand for each period shall be the measured maximum average kilowatt input indicated or recorded by instruments to be supplied by the Company, during any 15-minute metered interval, but (except for new customers or existing customers electing Contract Demand as defined in these Special Conditions) not less than the diversified resistance welder load computer in accordance with the section designated Welder Service in Rule No. 2. Where the demand is intermittent or subject to violent fluctuations, a 5-minute interval may be used.

     4. Billing Demand: Separate billing demands for the on-peak, mid-peak, and off-peak time periods shall be established for each monthly billing period. The billing demand for each time period shall be the maximum demand for that time period occurring during the respective monthly billing period.

     5. Contract Demand: A contract demand will be established by the Company, based on applicant's demand requirements for any customer newly requesting service on this schedule and for any customer of record on this schedule who requests an increase or decrease in transformer capacity in accordance with Rule No. 22 D. A contract demand arrangement is available upon request for all customers of record on this schedule. The contract demand will be used only for purposes of establishing the minimum demand charge for facilities required to provide service under the rate and will not be otherwise used for billing purposes. Contract demand is based upon the nominal kilowatt-ampere rating of the Company's serving transformer(s) or the standard transformer size determined by the Company as required to serve the Customer's stated measurable kilowatt demand, whichever is less and is expressed in kilowatts.

     6. Minimum Demand Charge: Where no contract demand is involved, the monthly minimum demand charge shall be not less than the charge for 25% of the maximum on-peak demand established during the preceding 11 months. Where a contract demand is involved, the monthly minimum demand charge shall be the greater of:

          a. The charge as computed by multiplying 25% of the maximum on-peak demand, established during the preceding 11 months by the demand charge per kilowatt; or

          b.     A facilities charge of $1.00 per kW of contract demand.

     7. Excess Transformer Capacity. The customer capacity in excess of a customer's contract demand which is either required by the Company because of the nature of the customer's load or requested by the customer. Excess transformer capacity shall be billed at $1.00 per kVA per month.

     8. Voltage Discount: The charges before adjustments will be reduced by 3% for service delivered and metered at voltages of from 2kV to 10kV; by 4% for service delivered and metered at voltages of from 11 kV to 50kV; and by 5% for service delivered and metered at voltages over 50 kV; except that when only one transformation from a transmission voltage level is involved, a customer normally entitled to a 3% discount will be entitled to a 4% discount.

     9.     Power Factor Adjustment:

          a.     Service Delivered and metered at 4 kV or Greater:
               The charges will be adjusted each month for reactive demand. The charges will be increased by 20 cents per kilowatt of maximum reactive demand imposed on the Company in excess of 20% of the maximum number of kilowatts.

               The maximum reactive demand shall be the highest measured maximum average kilovar demand indicated or recorded by metering to be applied by the Company during any 15-minute metered interval in the month. The kilovars shall be determined to the nearest unit. A device will be installed on each kilovar meter to prevent reverse operation of the meter.

          b.     Service Delivered and Metered at Less than 4 kV:
               The charges will be adjusted each month for the power factor as follows:
               The charges will be decreased by 20 cents per kilowatt of measured maximum demand and will be increased by 20 cents per kilovar of reactive demand. However, in no case shall the kilovars used for the adjustment be less than one-fifth the number of kilowatts.
               The kilovars of reactive demand shall be calculated by multiplying the kilowatts of measured maximum demand by the ratio of the kilovar-hours to the kilowatthours. Demands in kilowatts and kilovars shall be determined to the nearest unit. A ratchet device will be installed on the kilovar-hour meter to prevent its reverse operation on leading power factors.

     (Continued)


Advice Letter No.  565-E  Edward A. Myers Jr.    Date Filed:  July 2, 1981
                                                Effective:  August 1, 1981

SOUTHERN CALIFORNIA EDISON COMPANY        Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue   Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770

     Schedule No. TOU-8

     GENERAL SERVICE--LARGE

     (Continued)
SPECIAL CONDITIONS (Continued)

     10. Temporary Discontinuance of Service. Where the use of energy is seasonal or intermittent, no adjustments will be made for a temporary discontinuance of service. Any customer prior to resuming service within twelve months after such service was discontinued will be required to pay all charges which would have been billed if service had not been discontinued.

     11. Supplemental Visual Demand Meter: Subject to availability, and upon written application by the customer, the Company will, within 180 days, supply and install a Company-owned supplemental visual demand meter. The customer shall provide the required space and associated wiring beyond the point of interconnection for such installation. Said supplemental visual demand meter shall be in parallel with the standard billing meter delineated in Special Condition 3 above. The readings measured or recorded by the supplemental visual demand meter are for customer information purposes only and shall not be used for billing purposes in lieu of meter readings established by the standard billing meter. If a meter having visual display capacity is installed by Edison as the standard billing meter, no additional metering will be installed pursuant to this Special Condition.

     One of the following types of supplemental visual demand meters will be provided in accordance with provisions above at no additional cost to the customer: Dial Wattmeter, Recording Wattmeter, or Paper-Tape Printing Demand Meter.

     If the customer desires a supplemental visual demand meter having features not available in any of the above listed meters, such as an electronic microprocessor-based meter, the Company will provide such a supplemental visual demand meter subject to a monthly charge of the meter and its associated equipment have been approved for use by the Company. Upon receipt from the customer of a written application the Company will design the installation and will thereafter supply, install, and maintain the supplemental visual demand meter subject to all conditions stated in the first and last paragraph of this Special Condition. For purposes of computing the monthly charge, any such supplemental visual demand meter and associated equipment shall be treated as Added Facilities in accordance with Rule No. 2 Paragraph H Section 1 and 2 of the tariff rules. Added investment for computing the monthly charge shall be reduced by the Company's estimated total installed cost at the customer location of the Paper Tape Printing Demand Meter offered otherwise herein at no additional cost.

     The Company shall have the sole access for purposes of maintenance and repair to any supplemental visual demand meter installed pursuant to this Special Condition and shall provide all required maintenance and repair. Periodic routine maintenance shall be provided at no additional cost to the customer. Such routine maintenance includes changing charts, inking pens, making periodic adjustments, lubricating moving parts and making minor repairs. Non routine maintenance and major repairs or replacement shall be performed on an actual cost basis with the customer reimbursing the Company for such cost.

     12. Contracts: An initial three-year facilities contract may be required where applicant requires new or added serving capacity exceeding 2,000 kVA.

     13. Energy Cost Adjustment: The rates above are subject to adjustment as provided for in Part G of the Preliminary Statement. The applicable Energy Cost Adjustment Clause rates set forth therein will be applied to all kWh billed under this schedule.

     14. Conservation Load Management Adjustment: The rates above are subject to adjustment as provided for in Part I of the Preliminary Statement. The applicable Conservation Load Management Adjustment Billing Factors set forth therein will be applied to kWh billed under this schedule.
















Advice Letter No. 576-E  Edward A. Myers Jr.  Date Filed:  October 20, 1981
                                               Effective:  October 20, 1981
Decision No. 93640

SOUTHERN CALIFORNIA EDISON COMPANY        Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue   Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770


     Schedule No. SCG-1

     STANDBY FOR COGENERATION
     AND SMALL POWER PRODUCTION

APPLICABILITY

     Applicable to customers whose applicable regular service rate schedule, based on load regularly supplied by the Company, in any rate schedule which includes a demand charge, and where a part or all of the electrical requirements or the customer can be supplied from a cogeneration or small power production source which meets the criteria for Qualifying Facility as defined under 18 CFR Chapter 1, part 292, subpart B of the Federal Energy Regulatory Commission (FERC) regulations. The cogeneration of small power production source may be connected for (1) parallel operation with the service of the Company or (2) isolated operation with standby or breakdown service provided by the Company by means of a double-throw switch.

TERRITORY

     Within the entire territory served.

RATES
                                                       Per Month
     Standby Charge:
          All kW of standby demand, per kW                         $1.00

     Applicable Schedule Charges to be added to Standby Charge

     All charges and provisions of the applicable regular service rate schedule designated in the generation agreement except that any portion of the minimum demand charge under that rate schedule based on demand previously recorded shall not apply.

SPECIAL CONDITIONS

     1. Generation Agreement: This schedule shall apply only where the customer signs a cogeneration or small power production generation agreement.

     2. Standby Demand: The level of standby demand shall be set forth in the generation agreement.

     3. Allowance for Maintenance: After a customer has received service under this schedule for a period of six months, the added demand created by scheduled maintenance outages of the cogeneration or small power production source will be ignored for purposes of determining demand charges under the applicable regular service schedule in the months of February or March or other months acceptable to the Company upon advance notice and subject to prevailing system peak conditions where to the conditions stated herein Conditions are (1) customer submits to the Company 90 days prior notice of intent to perform maintenance and (2) following the period of scheduled maintenance, customer shows to the satisfaction of the Company, what part of the recorded maximum demand utilized for billing in any of the months was added demand due to outage for such scheduled maintenance. This provision is applicable for one continuous outage per year of up to 30 consecutive days.

     The Company may, at its sole option, require that the customer defer scheduled maintenance. If so, the Company will allow an outage for maintenance at a later date with allowance for maintenance in accordance herewith. Notice of such deferral, if required, shall be provided to the customer not less than 60 days prior to customer's scheduled outage date, except in the event of emergency.









     (Continued)




Advice Letter No.  592-E   Edward A. Myers Jr.  Date Filed:  May 12, 1982
                                                 Effective:  May 12, 1982

SOUTHERN CALIFORNIA EDISON COMPANY        Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue   Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770


     Schedule No. SCG-1

     STANDBY FOR COGENERATION
     AND SMALL POWER PRODUCTION

     (Continued)

SPECIAL CONDITIONS (continued)

     4. Standby Charge Waiver: Standby Charge shall be waived in its entirety for any billing period in which the customer's generator attains an 85% or greater on-peak capacity factor. The on-peak capacity factor for the customer's generator is defined as

               On-Peak Capacity Factor          =        kWh generated
during on-peak hours
                                                       (capacity rating) on
peak hours

Capacity rating for this calculation shall be set forth in the generation agreement. On-peak hours shall be the total hours, as defined for the on-peak period in Schedule No. TOU-8 which occur during the billing period minus any such on-peak hours which occur during scheduled maintenance periods as set forth on special Condition No. 3.

The Company shall install, own, and maintain at customer's expense the necessary meter to record energy delivered by the customer's generator so as to implement this provision. The Company shall be allowed reasonable lead time to acquire and install the meter.

     5. Excess Energy: For parallel connections, the customer may sell power to the Company under terms of the generation agreement and the Company's standard price offer as applicable.





































Advice Letter No.  592-E  Edward A. Myers Jr.   Date Filed:  May 12, 1982
                                                Effective:  May 12, 1982
Decision No.   82-01-103

SOUTHERN CALIFORNIA EDISON COMPANY        Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue   Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770


     Rule No. 21

     COGENERATION AND SMALL POWER PRODUCTION
     INTERCONNECTION STANDARDS

A. General. This rule sets forth requirements and conditions for interconnected non Company-owned generation where such generation may be connected for (1) parallel operation with the service of the Company or (2) isolated operation with standby or breakdown service provided by the Company. For purposes of this rule, the interconnecting entity shall be designated the Producer.

B.     Conditions.

     1. An agreement executed by the Company and the Producer shall be required for interconnected service. Terms for the purchase of power by the Company, if applicable, shall be included therein.

     2. Interconnection with the Company's system may not be made until and unless the Company has determined that the interconnection complies with the design and operating requirements set forth herein.

     3. Where interconnection protective equipment is owned, operated and maintained by the Producer, the Producr shall be responsible for damages to the Company or to others arising out of the misoperation or malfunction of the Producer-owned equipment.

     4. The Producer is solely responsible for providing adequate protection for the Producer's facilities interconnected with the Company's system.

C. Design and Operating Requirements. Each generation facility which is or can be connected to the Company's electric system shall be designed and operated so as to prevent or protect against the following adverse conditions on the Company's system. These conditions can cause electric service degradation, equipment damage, or harm to persons.

     1. Inadvertent and unwanted re-energization of a utility dead line or bus

     2.     Interconnection while out of synchronization

     3.     Overcurrent

     4.     Utility system load imbalance

     5.     Ground faults

     6. Generated alternating current frequency outside permitted safe limits

















     (Continued)




Advice Letter No.  592-E   Edward A. Myers Jr.  Date Filed:  May 12, 1982
                                                 Effective:  May 12, 1982
Decision No. 82-01-103   Vice President   Resolution No. ________________

SOUTHERN CALIFORNIA EDISON COMPANY       Revised Cal. PUC Sheet No._____
2244 Walnut Grove Avenue  Cancelling     Revised Cal. PUC Sheet No._____
Rosemead, California  91770


     Rule No. 21

     COGENERATION AND SMALL POWER PRODUCTION

     INTERCONNECTION STANDARDS

          (Continued)

C.     Design and Operating Requirements.  (Continued)

     7.     Voltage generated outside permitted limits

     8.     Poor Power factor

     9.     Harmful wave forms

          The necessary protective equipment: (relays, switchcar, transformers, etc.) can be provided by the Producer or by the Company.

          Explanatory information, operating rules and guidelines for meeting the above requirements for _______ medium 100-1000kW, and large (above 1000 kW facilities are contained in the Company's ______ small power producers. Copies of said guidelines are available from the Company.

D.     Interconnection Facilities.

     1. Interconnection facilities include all required means, and apparatus installed, to interconnect the ____ with the Company's system. When the Producer desires to sell power to the Company, interconnection _____ also all required means, and apparatus installed to enable the Company to receive power deliveries from the Producer Interconnection facilities may include, but are not limited to

          a. Connection, transformation, switching metering, communication, control, protective and safety equipment and

          b. Any necessary enforcements and additions to the Company's system.

     2. Interconnection facilities will be installed as per the terms and conditions of the applicable agreement.

     3. The Producer shall pay for costs of interconnection with the Company's facilities as provided in the agreement.

     4. The use of interconnection facilities shall be accessible to Company personnel.






















Advice Letter No.  592-E  Edward A. Myers Jr.  Date Filed:  Maya 12, 1982
                                                 Effective:  May 12, 1982
Decision No. 82-01-103    ___________________   Production No. __________